Exhibit 2.1

SEPARATION AND SHARE TRANSFER AGREEMENT

THIS SEPARATION AND SHARE TRANSFER AGREEMENT (including all exhibits and schedules hereto, the “Agreement”), dated as of February 3, 2015, is by and between Eastside Distilling, Inc., a Nevada corporation (“Eastside”), Michael Williams Web Design, Inc. a New York corporation and wholly owned subsidiary of Eastside (“MWW”) and Michael Williams, an individual (“Williams”). Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Article 1 hereof.

WHEREAS, the Board of Directors of Eastside has determined that it is in the best interests of Eastside and its stockholders to transfer the MWW Assets to MWW and to cause MWW to assume the MWW Liabilities, all as more fully described in this Agreement and the Ancillary Agreements (the “Separation”);

WHEREAS, the Board of Directors of Eastside has further determined that it is appropriate and desirable, on the terms and conditions contemplated hereby, for Eastside to transfer to Williams all or a portion of the outstanding shares of common stock, no par value, of MWW, (the “MWW Common Stock”), owned by Eastside (the “Share Transfer”) in exchange for the release provided by MWW and Williams under this Agreement; and

WHEREAS, it is appropriate and desirable to set forth the principal corporate transactions required to effect the Separation and the Share Transfer and certain other agreements that will govern certain matters relating to the Separation and the Share Transfer and the relationship of Eastside and MWW following the Share Transfer.

NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS

For the purpose of this Agreement the following terms shall have the following meanings:

1.1              ACTION means any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

1.2              AFFILIATE of any Person means a Person that controls, is controlled by, or is under common control with such Person. As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

1.3              ANCILLARY AGREEMENTS means any agreements or amendments and/or assignments related thereto necessary to accomplish the transactions contemplated herein.

1.4              CONSENTS means any consents, waivers or approvals from, or notification requirements to, any third parties.

1.5              CONTINGENT LIABILITY means any Liability of Eastside, MWW or any of their respective Affiliates, whenever arising, to any Person other than Eastside, MWW or any of their respective Affiliates, if and to the extent that (i) such Liability has accrued as of the Transfer Date (based on then existing law) and (ii) the existence or scope of the obligation of Eastside, MWW or any of their

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 respective Affiliates as of the Transfer Date with respect to such Liability was not acknowledged, fixed or determined in any material respect, due to a dispute or other uncertainty as of the Transfer Date or as a result of the failure of such Liability to have been discovered or asserted as of the Transfer Date (it being understood that the existence of a litigation or other reserve with respect to any Liability shall not be sufficient for such Liability to be considered acknowledged, fixed or determined).

1.6              EASTSIDE BUSINESS means the collective business of Eastside, excluding the MWW Business.

1.7              EASTSIDE GROUP means Eastside and each Person (other than any member of the MWW Group) that is an Affiliate of Eastside immediately after the Transfer Date.

1.8              EASTSIDE POLICIES means all Policies, current or past, which are owned or maintained by or on behalf of Eastside (or any of its predecessors), which relate to the Eastside Business but do not relate to the MWW Business.

1.9              GOVERNMENTAL APPROVALS means any notices, reports or other filings to be made, or any consents, registrations, approvals, permits or authorizations to be obtained from, any Governmental Authority.

1.10          GOVERNMENTAL AUTHORITY shall mean any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

1.11          LIABILITIES means any and all losses, claims, charges, debts, demands, actions, causes of action, suits, damages, obligations, payments, costs and expenses, sums of money, accounts, reckonings, bonds, specialties, indemnities and similar obligations, exonerations, covenants, contracts, controversies, agreements, promises, doings, omissions, variances, guarantees, make whole agreements and similar obligations, and other liabilities, including all contractual obligations, whether absolute or contingent, matured or un-matured, liquidated or un-liquidated, accrued or un-accrued, known or unknown, whenever arising, and including those arising under any law, rule, regulation, Action, threatened or contemplated Action (including the costs and expenses of demands, assessments, judgments, settlements and compromises relating thereto and attorneys’ fees and any and all costs and expenses (including allocated costs of in-house counsel and other personnel), whatsoever reasonably incurred in investigating, preparing or defending against any such Actions or threatened or contemplated Actions), order or consent decree of any Governmental Authority or any award of any arbitrator or mediator of any kind, and those arising under any contract, commitment or undertaking, including those arising under this Agreement or any Ancillary Agreement, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person.

1.12	MWW ASSETS has the definition set forth in Section 2.2.

1.13          MWW BUSINESS means the business of operating MWW Operating Assets.

1.14          MWW GROUP means MWW and each Person (other than any member of the Eastside Group) that is an Affiliate of MWW immediately after the Transfer Date.

1.15          MWW OPERATING ASSETS means all of Eastside’s right, title and interest in and to the assets associated with MWW’s online marketing and media solutions’ business and any ancillary intellectual property rights associated thereto.

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1.16          MWW POLICIES means all Policies, current or past, which are owned or maintained by or on behalf of Eastside or any of its Affiliates or predecessors, which relate to the MWW Business but do not relate to the Eastside Business and which Policies are either maintained by the Eastside Group or assignable to the MWW Group.

1.17          PERSON means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

1.18          POLICIES means insurance policies and insurance contracts of any kind relating to the MWW Business or the Eastside Business as conducted prior to the Transfer Date, including without limitation primary and excess policies, comprehensive general liability policies, automobile and workers’ compensation insurance policies, and self-insurance and captive insurance company arrangements, together with the rights, benefits and privileges thereunder.

1.19          PRIVILEGES means all privileges that may be asserted under applicable law, including, without limitation, privileges arising under or relating to the attorney-client relationship (including but not limited to the attorney-client and work product privileges), the accountant-client privilege, and privileges relating to internal evaluative processes.

1.20          PRIVILEGED INFORMATION means all Information as to which Eastside, MWW or any of their Subsidiaries are entitled to assert the protection of a Privilege.

1.21          SECURITY INTEREST means any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever.

1.22          SUBSIDIARY of any Person means any corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries; provided, however that no Person that is not directly or indirectly wholly owned by any other Person shall be a Subsidiary of such other Person unless such other Person controls, or has the right, power or ability to control, that Person.

ARTICLE 2

THE SEPARATION

2.1              TRANSFER OF ASSETS AND ASSUMPTION OF LIABILITIES.

(a)                Eastside hereby assigns, transfers, conveys and delivers to MWW, and agrees to cause its applicable Subsidiaries to assign, transfer, convey and deliver to MWW, and MWW hereby accepts from Eastside and its respective Subsidiaries, all of Eastside’s and its applicable Subsidiaries’ respective right, title and interest in and to the MWW Assets (as defined in Section 2.2 below).

(b)               MWW hereby assumes and agrees to faithfully perform and fulfill all MWW Liabilities (as defined in Section 2.3), in accordance with their respective terms. Notwithstanding the foregoing,

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MWW shall not assume any Liability attributable to the failure of Eastside or its officers, directors, employees, agents, Subsidiaries or Affiliates to perform Eastside’s obligations to MWW pursuant to this Agreement or the Ancillary Agreements.

(c)                In the event that at any time or from time to time (whether prior to or after the Transfer Date) any party hereto (or any member of the Eastside Group or MWW Group, as applicable), shall receive or otherwise possess an asset that is allocated to any other Person pursuant to this Agreement or any Ancillary Agreement, such party shall promptly transfer or cause to be transferred, such asset to such Person so entitled thereto. Prior to such transfer, the Person receiving or possessing such Asset shall hold such Asset in trust for such other Person. In the event that at any time or from time to time (whether prior to or after the Transfer Date) any party hereto or any member of the Eastside Group or MWW Group, as applicable, shall hold or otherwise possess any information or otherwise be required to cooperate to allow a Person to avoid a Liability assumed pursuant to this Agreement or any Ancillary Agreement, such Person shall, to the extent reasonable, promptly provide such information and/or cooperation and/or cause such information or cooperation to be provided to the Person so entitled thereto.

(d)               In furtherance of the assignment, transfer and conveyance of MWW Assets and the assumption of MWW Liabilities set forth in Section 2.1 (a) and (b), simultaneously with the execution and delivery hereof or as promptly as practicable thereafter, (i) Eastside shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such bills of sale, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of Eastside’s and its respective Subsidiaries’ right, title and interest in and to the MWW Assets to MWW and (ii) MWW shall execute and deliver, to Eastside and its respective Subsidiaries such bills of sale, stock powers, certificates of title, assumptions of contracts, indemnity agreements and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the MWW Liabilities by MWW.

2.2              MMW ASSETS. For the purpose of this Agreement, “MWW Assets” shall mean all rights title and interest in and to all assets required to operate MWW’s online marketing and media solutions’ business, including any and all ancillary intellectual property associated therewith.

2.3              MWW LIABILITIES.

(a)                For the purposes of this Agreement, “MWW Liabilities” shall mean:

(i)                 the Liabilities listed on Schedule 2.3 hereto;

(ii)               any and all Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement (or the schedules hereto or thereto) as Liabilities to be assumed by MWW, and all agreements, obligations and Liabilities of any member of the MWW Group under this Agreement or any of the Ancillary Agreements;

(iii)             all Liabilities (other than Taxes based on, or measured by reference to, net income, and liabilities expressly retained by Eastside pursuant to this Agreement and/or the Ancillary Agreements), including any employee-related Liabilities and any Liabilities relating to environmental laws, rules and regulations of any jurisdiction (“Environmental Laws”) (such Liabilities, “Environmental Liabilities”), relating to, arising out of or resulting from:

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(1)               the operation of the MWW Business, as conducted at any time after the Share Transfer (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority));

(2)               the operation of any business conducted by any member of the MWW Group at any time after the Share Transfer (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority)); or

(3)               any MWW Asset(s) to the extent the Liability arises after the Share Transfer.

(iv)             any and all Contingent Liabilities primarily relating to the MWW Business or expressly assumed by MWW pursuant to this Agreement or any Ancillary Agreement; and

(v)               all other Liabilities of MWW relating to, arising out of or resulting from MWW’s performance or obligations under any Ancillary Agreement or this Agreement.

(b) Notwithstanding the foregoing, the MWW Liabilities shall not include the following Liabilities (the “Excluded Liabilities”): (i) Liabilities based upon or relating to the Share Transfer; (ii) Liabilities based upon or relating to Actions against employees of Eastside who become employees of MWW as of or following the Separation, to the extent such Actions are based upon or relate to actions or conduct of such employees in their capacities as employees prior to January 31, 2015; (iii) any and all Contingent Liabilities not primarily relating to the MWW Business.

2.4              TERMINATION OF AGREEMENTS. Except with respect to this Agreement and the Ancillary Agreements (and agreements expressly contemplated herein or therein to survive by their terms), MWW and Eastside (on their own behalf and on behalf of the members of the MWW Group and Eastside Group, respectively) hereby terminate, except to the extent the same are in writing and do not by their written terms terminate as a result of the Separation or Share Transfer, any and all written or oral agreements, arrangements, commitments or understandings, between or among them, effective as of the Transfer Date; and each party shall, at the reasonable request of any other party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

2.5              DISCLAIMER OF REPRESENTATIONS AND WARRANTIES. (a) Each of Eastside (on behalf of itself and each member of the Eastside Group) and MWW (on behalf of itself and each member of the MWW Group) understands and agrees that, except as expressly set forth herein or in any Ancillary Agreements, no party to this Agreement, any Ancillary Agreement or any other agreement or document contemplated by this Agreement, any Ancillary Agreements or otherwise, is representing or warranting in any way as to the assets, businesses or Liabilities transferred or assumed as contemplated hereby or thereby, as to any consents or approvals required in connection therewith, as to the value or freedom from any Security Interests of, or any other matter concerning, any assets of such party, or as to the absence of any defenses or right of setoff or freedom from counterclaim with respect to any claim or other asset, including any accounts receivable, of any party, or as to the legal sufficiency of any assignment, document or instrument delivered hereunder to convey title to any asset or thing of value upon the execution, delivery and filing hereof or thereof. Except as may expressly be set forth herein or in any Ancillary Agreement, all such assets are being transferred on an “as is,” “where is” basis and the respective transferees shall bear the economic and legal risks that any conveyance shall prove to be insufficient to vest in the transferee good and marketable title, free and clear of any Security Interest.

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2.6              GOVERNMENTAL APPROVALS AND CONSENTS; DEFERRED TRANSFERS.

(a)                To the extent that the Separation requires any Governmental Approvals or Consents, the parties will use commercially reasonable efforts to obtain any such Governmental Approvals and Consents.

(b)               If and to the extent that the valid, complete and perfected transfer or assignment (or novation of any government contract) to MWW of any MWW Assets would be a violation of applicable laws or require any Consent or Governmental Approval in connection with the Separation or the Share Transfer, then, unless Eastside shall otherwise determine, the transfer or assignment to or from the MWW Group, as the case may be, of such MWW Assets or non-MWW Assets, respectively, shall be automatically deemed deferred and any such purported transfer or assignment shall be null and void until such time as all legal impediments are removed and/or each of such Consents or Governmental Approvals have been obtained. Notwithstanding the foregoing, such asset shall be deemed a MWW Asset for purposes of determining whether any Liability is an MWW Liability. (a) To the extent that the Separation requires any Governmental Approvals or Consents, the parties will use commercially reasonable efforts to obtain any such Governmental Approvals and Consents.

(c)                If the transfer or assignment of any assets intended to be transferred or assigned hereunder is not consummated prior to or at the Transfer Date, whether as a result of the provisions of Section 2.6(b) or for any other reason, then the Person retaining such asset shall thereafter hold such asset for the use and benefit, insofar as reasonably possible, of the Person entitled thereto (at the expense of the Person entitled thereto).

(d)               If and when the Consents and/or Governmental Approvals, or any other impediments to transfer, the absence of which caused the deferral of transfer of any asset pursuant to Section 2.6(b) or otherwise, are obtained or removed (as appropriate), the transfer of the applicable asset shall be effected in accordance with the terms of this Agreement and/or the applicable Ancillary Agreement.

(e)                The Person retaining an asset due to the deferral of the transfer of such asset shall take such actions with respect to such asset as may be reasonably requested by the Person entitled to the asset, provided that such person retaining an asset shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced by the Person entitled to the asset, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by the Person entitled to such asset.

2.7              ASSIGNMENT OF ASSUMED MWW LIABILITIES.

(a)                Each of Eastside and MWW, at the request of the other, shall use its commercially reasonable efforts to obtain, or to cause to be obtained, any consent, substitution, approval or amendment required to assign all obligations under agreements, leases, licenses and other obligations or Liabilities of any nature whatsoever that constitute MWW Liabilities.

(b)               If Eastside or MWW is unable to obtain, or to cause to be obtained, any such required consent, approval, substitution or amendment, the applicable member of the Eastside Group shall continue to be bound by such agreements, leases, licenses and other obligations and, unless not permitted by law or the terms thereof, MWW shall, as agent or subcontractor for Eastside or such other Person, as the case may be, pay, perform and discharge fully all the obligations or other Liabilities of Eastside or such other Person, as the case may be, thereunder from and after the date hereof. Eastside shall, without further consideration, pay and remit, or cause to be paid or remitted, to MWW promptly all money, rights and other consideration received by it or any member of the Eastside Group in respect of such

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performance (unless any such consideration is an Excluded Asset). If and when any such consent, approval, release, substitution or amendment shall be obtained or such agreement, lease, license or other rights or obligations shall otherwise become assignable, Eastside shall thereafter assign, or cause to be assigned, all its rights, obligations and other Liabilities thereunder or any rights or obligations of any member of the Eastside Group to MWW without payment of further consideration and MWW shall, without the payment of any further consideration, assume such rights and obligations.

ARTICLE 3

THE SHARE TRANSFER

3.1              THE SHARE TRANSFER.

(a)                Immediately following the Separation (the “Transfer Date”), Eastside will deliver to Williams, stock certificates, endorsed by Eastside in blank, representing all of the outstanding shares of MWW Common Stock then owned by Eastside (the “Shares”) in consideration of the releases provided by MWW and Williams to Eastside under Section 5.1 of this Agreement (the “Share Transfer). Eastside is the sole record and beneficial owner of the Shares, free and clear of all liens, encumbrances, equities, assessments and claims, and, upon delivery of the Shares by Eastside and payment of the consideration set forth in Section 5.1, Williams will receive valid legal title to the Shares, free and clear of all liens, encumbrances, equities, assessments and claims.

(b)               Williams has been advised that the Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or any other applicable securities laws and that the Shares are being offered and sold pursuant to the so-called “Section 4(1 1/2) exemption” of the Securities Act, and that Eastside’s reliance upon the so-called “Section 4(1 1/2) exemption” is predicated in part on Williams’ representations as contained herein

(1)	Williams is an “accredited investor” as defined under Rule 501 under the Securities Act.

(2)	Williams acknowledges that the Shares have not been registered under the Securities Act or the securities laws of any state and are being offered, and will be sold, pursuant to applicable exemptions from such registration for nonpublic offerings and will be sold as “restricted securities” as defined by Rule 144 promulgated pursuant to the Securities Act. The Shares may not be resold in the absence of an effective registration thereof under the Securities Act and applicable state securities laws.

(3)	Williams is acquiring the Shares for his own account, for investment purposes only and not with a view to, or for sale in connection with, a distribution, as that term is used in Section 2(11) of the Securities Act, in a manner which would require registration under the Securities Act or any state securities laws.

(4)	Williams understands and acknowledges that the Shares will bear the following legend:

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD OR TRANSFERRED FOR

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VALUE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION THEREOF UNDER THE SECURITIES ACT OF 1933 AND/OR THE SECURITIES ACT OF ANY STATE HAVING JURISDICTION OR AN OPINION OF COUNSEL ACCEPTABLE TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR ACTS.

(5)	Williams acknowledges that an investment in the Shares is not liquid and is transferable only under limited conditions. Williams acknowledges that such securities must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Williams is aware of the provisions of Rule 144 promulgated under the Securities Act, which permits limited resale of securities purchased in a private placement subject to the satisfaction of certain conditions and that such Rule is not now available and, in the future, may not become available for resale of the Shares.

(6)	Williams acknowledges that he is able to protect his interests in connection with the acquisition of the Shares and can bear the economic risk of investment in such securities without producing a material adverse change in Williams’ financial condition. Williams otherwise has such knowledge and experience in financial or business matters that he is capable of evaluating the merits and risks of the investment in the Shares.

ARTICLE 4

INDEMNIFICATION

4.1              INDEMNIFICATION BY MWW. Except as provided in Section 4.3, MWW shall indemnify, defend and hold harmless Eastside, each member of the Eastside Group and each of their respective directors and officers, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Eastside Indemnitees”), from and against any and all Liabilities of the Eastside Indemnitees relating to, arising out of or resulting from any of the following items:

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(a)                the failure of MWW or any other member of the MWW Group or any other Person to pay, perform or otherwise promptly discharge any MWW Liabilities in accordance with their respective terms after the Transfer Date;

(b)               any MWW Liability; and

(c)                any breach by MWW of this Agreement or any of the Ancillary Agreement.

4.2              INDEMNIFICATION BY EASTSIDE. Eastside shall indemnify, defend and hold harmless MWW, each member of the MWW Group and each of their respective directors and officers, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “MWW Indemnitees”), from and against any and all Liabilities of the MWW Indemnitees relating to, arising out of or resulting from any of the following items:

(a)                the failure of Eastside or any other member of the Eastside Group or any other Person to pay, perform or otherwise promptly discharge any Liabilities of the Eastside Group other than the MWW Liabilities after the Transfer Date; provided, however, this Section 4.2(a) shall not apply to any Liability arising out of or related to any agreement between any member of the Eastside Group, on the one hand, and any member of the MWW Group and any Person in which MWW, directly or indirectly, holds an equity, debt or other financial interest, on the other hand; provided further, however, nothing in the immediately preceding proviso shall be construed as impairing the rights of the subject parties under any such agreement;

(b)               any Liability of the Eastside Group, other than the MWW Liabilities; and

(c)                any breach by Eastside of this Agreement or any of the Ancillary Agreements.

4.3              INDEMNIFICATION OBLIGATIONS NET OF INSURANCE PROCEEDS AND OTHER AMOUNTS.

(a)                The parties intend that any Liability subject to indemnification or reimbursement pursuant to this Article 4 will be net of Insurance Proceeds that actually reduce the amount of the Liability. Accordingly, the amount which any party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification hereunder (an “Indemnitee”) will be reduced by any Insurance Proceeds theretofore actually recovered by or on behalf of the Indemnitee in reduction of the related Liability. If an Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds then the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds recovery had been received, realized or recovered before the Indemnity Payment was made.

(b)               In the case of any Contingent Liability, any Insurance Proceeds recovered by either party in respect of the Contingent Liability will be used to satisfy the Contingent Liability before the parties shall seek relief under this Article 4.

(c)                An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other third party shall be entitled to a “windfall” (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification provisions hereof. Notwithstanding the foregoing, each member of the Eastside Group and MWW Group shall be required to use commercially reasonable efforts to collect or recover any available Insurance Proceeds.

4.4              PROCEDURES FOR INDEMNIFICATION OF THIRD PARTY CLAIMS.

(a)                If an Indemnitee shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) who is not a member of the Eastside Group or the MWW Group of any claim or of the commencement by any such Person of any Action (collectively, a “Third Party Claim”) with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to Section 4.1 or 4.2, or any other Section of this Agreement or any Ancillary Agreement, such Indemnitee shall give such Indemnifying Party and each party to this Agreement, written notice thereof within twenty (20) days after becoming aware of such Third Party Claim. Any such notice shall describe the Third Party Claim in reasonable detail. If any Person shall receive notice or otherwise learn of the assertion of a Third Party Claim which may reasonably be determined to be a Shared Contingent Liability, such Person shall give each other party to this Agreement written notice thereof within 20 days after becoming aware of such Third Party Claim. Any such notice shall describe the Third Party Claim in reasonable detail. Notwithstanding the foregoing, the failure of any Indemnitee

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or other Person to give notice as provided in this Section 4.4(a) shall not relieve the related Indemnifying Party of its obligations under this Article 4, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice.

(b)               An Indemnifying Party may elect to defend (and, unless the Indemnifying Party has specified any reservations or exceptions, to seek to settle or compromise), at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel, any Third Party Claim; provided that if the defendants in any such claim include both the Indemnifying Party and one or more Indemnitees and in such Indemnitees’ reasonable judgment a conflict of interest between such Indemnitees and such Indemnifying Party exists in respect of such claim, such Indemnitees shall have the right to employ separate counsel and in that event the reasonable fees and expenses of such separate counsel (but not more than one separate counsel reasonably satisfactory to the Indemnifying Party) shall be paid by such Indemnifying Party. Within 30 days after the receipt of notice from an Indemnitee in accordance with Section 4.4(a) (or sooner, if the nature of such Third Party Claim so requires), the Indemnifying Party shall notify the Indemnitee of its election whether the Indemnifying Party will assume responsibility for defending such Third Party Claim, which election shall specify any reservations or exceptions. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel shall be the expense of such Indemnitee except as set forth in the next sentence. In the event that the Indemnifying Party has elected to assume the defense of the Third Party Claim but has specified, and continues to assert, any reservations or exceptions in such notice, then, in any such case, the reasonable fees and expenses of one separate counsel for all Indemnitees shall be borne by the Indemnifying Party.

(c)                If an Indemnifying Party elects not to assume responsibility for defending a Third Party Claim, or fails to notify an Indemnitee of its election as provided in Section 4.4(b), such Indemnitee may defend such Third Party Claim at the cost and expense (not including allocated costs of in-house counsel and other in-house personnel) of the Indemnifying Party.

(d)               Unless the Indemnifying Party has failed to assume the defense of the Third Party Claim in accordance with the terms of this Agreement, no Indemnitee may settle or compromise any Third Party Claim without the consent of the Indemnifying Party.

(e)                No Indemnifying Party shall consent to entry of any judgment or enter into any settlement of the Third Party Claim without the consent of the Indemnitee if the effect thereof is to permit any injunction, declaratory judgment, other similar order or other similar nonmonetary relief to be entered, directly or indirectly, against any Indemnitee.

4.5              ADDITIONAL MATTERS.

(a)                Any claim on account of a Liability which does not result from a Third Party Claim shall be asserted by written notice given by the Indemnitee to the related Indemnifying Party. Such Indemnifying Party shall have a period of 30 days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such 30-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment. If such Indemnifying Party does not respond within such 30-day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such party as contemplated by this Agreement and the Ancillary Agreements.

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(b)               In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense (including allocated costs of in-house counsel and other personnel) of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(c)                In the event of an Action in which the Indemnifying Party is not a named defendant, if the Indemnifying Party shall so request, the parties shall endeavor to substitute the Indemnifying Party for the named defendant, add the Indemnifying Party as a named defendant if at all practicable. If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in this section and subject to Section 4.4 with respect to Contingent Liabilities, the Indemnifying Party shall fully indemnify the named defendant against all costs of defending the Action (including court costs, sanctions imposed by a court, attorneys’ fees, experts’ fees and all other external expenses, and the allocated costs of in-house counsel and other personnel), the costs of any judgment or settlement, and the cost of any interest or penalties relating to any judgment or settlement.

4.6              SURVIVAL OF INDEMNITIES. The rights and obligations of each of Eastside and MWW and their respective Indemnitees under this Article 4 shall survive the sale or other transfer by any party of any Assets or businesses or the assignment by it of any Liabilities.

ARTICLE 5

RELEASE

5.1 RELEASE IN FAVOR OF EASTSIDE. Subject to and effective upon the actual receipt of the Shares, each of Williams and MWW on behalf of itself and each of its agents, attorneys, insurers, heirs, assigns, beneficiaries, executors, trustees, conservators, representatives, predecessors-in-interest, successors-in-interest, and whomsoever may claim by, under or through them, and all persons acting by, through, under or in concert with any of them (the “MWW Releasing Parties”) hereby irrevocably and unconditionally forever release, remise, acquit and discharge Eastside and all of its respective present, former or future agents, representatives, employees, independent contractors, directors, shareholders, officers, attorneys, insurers, subsidiaries, divisions, parents, assigns, affiliates, predecessors and successors (collectively, the “Eastside Released Parties”) from and against any and all debts, obligations, losses, costs, promises, covenants, agreements, contracts, endorsements, bonds, controversies, suits, actions, causes of action, misrepresentations, defamatory statements, tortuous conduct, acts or omissions, rights, obligations, liabilities, judgments, damages, expenses, claims, counterclaims, cross-claims, or demands, in law or equity, asserted or unasserted, express or implied, foreseen or unforeseen, real or imaginary, alleged or actual, suspected or unsuspected, known or unknown, liquidated or non-liquidated, of any kind or nature or description whatsoever, arising from the beginning of the world through the Effective Date of this Agreement which each of the Law Firm Releasing Parties ever had, presently have, may have, or claim or assert to have, or hereafter have, may have, or claim or assert to have, against any of the Client Released Parties, including, but not limited to, any MWW Liabilities, except that this release shall not affect the rights of MWW or Williams under this Agreement.

5.2 ACKNOWLEDGEMENTS. Each of Williams and MWW acknowledges and understands that hereafter it may discover or appreciate claims, facts, issues or concerns in addition to or different from those that it now knows or believes to exist with respect to the subject matter of this Agreement that, if known or suspected at the time of execution of this Agreement, might have materially affected the settlement embodied herein. Each of MWW and Williams nevertheless agrees that the general releases and waivers described in Section 5.1 above apply to any such additional or different claims, facts, issues or concerns.

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5.3 CIVIL CODE SECTION 1542. Each of MWW and Williams acknowledges that it has been advised by its attorneys and are familiar with and understand the provisions of California Civil Code Section 1542 as well as all provisions of federal law, and New York state law, if any, that may provide any right or benefit that is similar in any material respect to California Civil Code Section 1542, which provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Each of Williams and MWW hereby voluntarily and expressly waives and relinquished each and every right or benefit which it may have under California Civil Code Section 1542 and all provisions of federal law and New York state law, if any, that may provide any right or benefit that is similar in any material respect to the rights and benefits afforded under California Civil Code Section 1542, to the full extent that they may lawfully waive such rights. Each of Williams and MWW acknowledges that it may hereafter discover facts in addition to or different from those which it presently knows or believes to be true regarding the subject matter of the dispute and the other matters herein released, but agree that it has taken that possibility into account and that it is the intention of Williams and MWW to fully, finally, and forever settle and release the matters, disputes and differences, now known or unknown, suspected or unsuspected, arising out of or in any way relating to the matters released pursuant to this Agreement.

ARTICLE 6

CONFIDENTIALITY

6.1              CONFIDENTIALITY.

(a)                Subject to Section 6.2, each of Eastside and MWW agrees to hold, and to cause its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives to hold, in strict confidence, with at least the same degree of care that applies to Eastside’s confidential and proprietary information pursuant to policies in effect as of the Transfer Date, all Information concerning the other that is either in its possession as of the Transfer Date or furnished by the other or its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives at any time pursuant to this Agreement, any Ancillary Agreement or otherwise, and shall not use any such Information other than for such purposes as shall be expressly permitted hereunder or thereunder, except, in each case, to the extent that such Information has been (i) in the public domain through no fault of such party or any member of the Eastside Group or the MWW Group, as applicable, or any of their respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives, (ii) later lawfully acquired from other sources by such party (or any member of the Eastside Group or the MWW Group, as applicable) which sources are not themselves bound by a confidentiality obligation), or (iii) independently generated without reference to any proprietary or confidential Information of the other party. For purposes of this Agreement, “Information” shall mean information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

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(b)               Each party agrees not to release or disclose, or permit to be released or disclosed, any such Information to any other Person, except its directors, officers, employees, agents, accountants, counsel and other advisors and representatives who need to know such Information (who shall be advised of their obligations hereunder with respect to such Information), except in compliance with Section 6.2. Without limiting the foregoing, when any Information is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, each party will promptly after request of the other party either return to the other party all Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the other party that it has destroyed such Information (and such copies thereof and such notes, extracts or summaries based thereon).

6.2              PROTECTIVE ARRANGEMENTS. In the event that either party or any other respective member of the Eastside Group or the MWW Group, as applicable, either (i) determines on the advice of its counsel that it is required to disclose any Information pursuant to applicable law or (ii) receives any demand under lawful process or from any Governmental Authority to disclose or provide Information of the other party (or any other member of the Eastside Group or the MWW Group, as applicable) that is subject to the confidentiality provisions hereof, such party shall notify the other party prior to disclosing or providing such Information and shall cooperate at the expense of the requesting party in seeking any reasonable protective arrangements requested by such other party. Subject to the foregoing, the Person that received such request may thereafter disclose or provide Information to the extent required by such law (as so advised by counsel) or by lawful process or such Governmental Authority.

ARTICLE 7

ACCESS TO INFORMATION AND SERVICES

7.1              PROVISION OF CORPORATE RECORDS.

(a)                Except as may otherwise be provided in any Ancillary Agreement, Eastside shall arrange as soon as practicable following the Transfer Date for the transportation (at MWW’s cost) to MWW of the books and records relating exclusively to the MWW Business (the “MWW Books and Records”) in its possession, except to the extent such items are already in the possession of MWW or a MWW Subsidiary. The MWW Books and Records shall be the property of MWW, but shall be available to Eastside for review and duplication until Eastside shall notify MWW in writing that such records are no longer of use to Eastside.

(b)               Except as otherwise provided in any Ancillary Agreement, MWW shall arrange as soon as practicable following the Transfer Date for the transportation (at Eastside’s cost) to Eastside of the books and records relating exclusively to the Eastside Business (the “Eastside Books and Records”) in its possession, except to the extent such items are already in the possession of Eastside. The Eastside Books and Records shall be the property of Eastside, but shall be available to MWW for review and duplication (except that Eastside shall have the right to withhold Eastside Books and Records to the extent Eastside reasonably determines such Eastside Books and Records do not relate in any material way to the MWW Business) until MWW shall notify Eastside in writing that such records are no longer of use to MWW.

(c)                With respect to books and records that relate to both the MWW Business and the Eastside Business (“Combined Books and Records”), (i) the parties shall use good faith efforts to divide such Combined Books and Records into MWW Books and Records and Eastside Books and Records, as appropriate, and (ii) to the extent such Combined Books and Records are not so divided, the parties shall each keep and maintain copies of such Combined Books and Records as reasonably appropriate under the circumstances, subject to applicable confidentiality provisions hereof and of any Ancillary Agreement.

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7.2              ACCESS TO INFORMATION. Except as otherwise provided in an Ancillary Agreement, from and after the Transfer Date, Eastside shall afford to MWW and its authorized accountants, counsel and other designated representatives reasonable access (including using reasonable efforts to give access to persons or firms possessing information) and duplicating rights during normal business hours to all records, books, contracts, instruments, computer data and other data and information relating to pre-Share Transfer operations of the MWW Business (collectively, “Operations Data”) within Eastside’s possession insofar as such access is reasonably required by MWW for the conduct of the MWW Business, subject to appropriate restrictions for classified or Privileged Information. Similarly, except as otherwise provided in an Ancillary Agreement, MWW shall afford to Eastside and its authorized accountants, counsel and other designated representatives reasonable access (including using reasonable efforts to give access to persons or firms possessing information) and duplicating rights during normal business hours to Operations Data within MWW’s possession, insofar as such access is reasonably required by Eastside for the conduct of the Eastside Business, subject to appropriate restrictions for classified or Privileged Information. Operations Data may be requested under this Article 7 for the legitimate business purposes of either party, including, without limitation, audit, accounting, claims (including claims for indemnification hereunder), litigation and tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations and for performing under this Agreement and the transactions contemplated hereby.

7.3              PRODUCTION OF WITNESSES. At all times from and after the Transfer Date, each of MWW and Eastside shall use reasonable efforts to make available to the other, upon written request, its and its Subsidiaries’ officers, directors, employees and agents as witnesses to the extent that such persons may reasonably be required in connection with any Action.

7.4              REIMBURSEMENT. Except to the extent otherwise contemplated in any Ancillary Agreement, a party providing Operations Data or witness services to the other party under this Article 8 shall be entitled to receive from the recipient, upon the presentation of invoices therefore, payments of such amounts, relating to supplies, disbursements and other out-of-pocket expenses (at cost) and direct and indirect expenses of employees who are witnesses or otherwise furnish assistance (at cost), as may be reasonably incurred in providing such Operations Data or witness services.

7.5              RETENTION OF RECORDS. Except as otherwise required by law or agreed to in an Ancillary Agreement or otherwise in writing, each of Eastside and MWW may destroy or otherwise dispose of any of the Operations Data, which is material Operations Data and is not contained in other Operations Data retained by Eastside or MWW, as the case may be, at any time after the tenth anniversary of this Agreement, provided that, prior to such destruction or disposal, (a) it shall provide no less than 90 or more than 120 days prior written notice to the other, specifying in reasonable detail the Operations Data proposed to be destroyed or disposed of and (b) if a recipient of such notice shall request in writing prior to the scheduled date for such destruction or disposal that any of the Operations Data proposed to be destroyed or disposed of be delivered to such requesting party, the party proposing the destruction or disposal shall promptly arrange for the delivery of such of the Operations Data as was requested at the expense of the party requesting such Operations Data.

7.6              PRIVILEGED MATTERS. To allocate the interests of each party with respect to Privileged Information, the parties agree as follows:

(a)                Eastside shall be entitled, in perpetuity, to control the assertion or waiver of all Privileges in connection with Privileged Information, which relates solely to the Eastside Business, whether or not

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the Privileged Information is in the possession of or under the control of Eastside or MWW. Eastside shall also be entitled, in perpetuity, to control the assertion or waiver of all Privileges in connection with Privileged Information that relates solely to the subject matter of any claims constituting Liabilities of the Eastside Group, now pending or which may be asserted in the future, in any lawsuits or other Actions initiated against or by Eastside, whether or not the Privileged Information is in the possession of or under the control of Eastside or MWW.

(b)               MWW shall be entitled, in perpetuity, to control the assertion or waiver of all Privileges in connection with Privileged Information, which relates solely to the MWW Business, whether or not the Privileged Information is in the possession of or under the control of Eastside or MWW. MWW shall also be entitled, in perpetuity, to control the assertion or waiver of all Privileges in connection with Privileged Information which relates solely to the subject matter of any claims constituting MWW Liabilities, now pending or which may be asserted in the future, in any lawsuits or other Actions initiated against or by MWW, whether or not the Privileged Information is in the possession of MWW or under the control of Eastside or MWW.

(c)                Eastside and MWW agree that they shall have a shared Privilege, with equal right to assert or waive, subject to the restrictions of this Section 7.6, with respect to all Privileges not allocated pursuant to the terms of Sections 7.6(a) and (b). All Privileges relating to any claims, proceedings, litigation, disputes or other matters, which involve both Eastside and MWW in respect of which Eastside and MWW retain any responsibility or liability under this Agreement shall be subject to a shared Privilege.

(d)               No party may waive any Privilege which could be asserted under any applicable law, and in which the other party has a shared Privilege, without the consent of the other party, except to the extent reasonably required in connection with any litigation with third parties or as provided in Section 7.6(e) below. Such consent shall be in writing, or shall be deemed to be granted unless written objection is made within 20 days after notice upon the other party requesting such consent.

(e)                In the event of any litigation or dispute between a member of the Eastside Group and a member of the MWW Group, either party may waive a Privilege in which the other party has a shared Privilege, without obtaining the consent of the other party, provided that such waiver of a shared Privilege shall be effective only as to the use of information with respect to the litigation or dispute between the Eastside Group and the MWW Group, and shall not operate as a waiver of the shared Privilege with respect to third-parties

(f)                If a dispute arises between the parties regarding whether a Privilege should be waived to protect or advance the interest of either party, each party agrees that it shall negotiate in good faith, shall endeavor to minimize any prejudice to the rights of the other party, and shall not unreasonably withhold consent to any request for waiver by the other party. Each party specifically agrees that it will not withhold consent to waiver for any purpose except to protect its own legitimate interests.

(g)                Upon receipt by any party of any subpoena, discovery or other request which arguably calls for the production or disclosure of information subject to a shared Privilege or as to which the other party has the sole right hereunder to assert a Privilege, or if any party obtains knowledge that any of its current or former directors, officers, agents or employees has received any subpoena, discovery or other request which arguably calls for the production or disclosure of such Privileged Information, such party shall promptly notify the other party of the existence of the request and shall provide the other party a reasonable opportunity to review the information and to assert any rights it may have under this Section 7.6 or otherwise to prevent the production or disclosure of such Privileged Information.

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(h)               The transfer of the MWW Books and Records and the Eastside Books and Records and other Information between the Eastside Group and the MWW Group is made in reliance on the agreement of Eastside and MWW, as set forth in Sections 7.5 and 7.6 and elsewhere in this Agreement, to maintain the confidentiality of Privileged Information and to assert and maintain applicable Privileges. The access to information being granted pursuant to Sections 7.1 and 7.2, the agreement to provide witnesses and individuals pursuant to Section 7.3 and the transfer of Privileged Information between the Eastside Group and the MWW Group pursuant to this Agreement shall not be deemed a waiver of any Privilege that has been or may be asserted under this Agreement or otherwise.

ARTICLE 8

INSURANCE

8.1              POLICIES AND RIGHTS INCLUDED WITHIN THE MWW ASSETS. Without limiting the generality of the definition of the MWW Assets, the MWW Assets shall include (a) any and all rights of an insured party under each of the Shared Policies, specifically including rights of indemnity and the right to be defended by or at the expense of the insurer, with respect to all injuries, losses, liabilities, damages and expenses incurred or claimed to have been incurred on or prior to the Transfer Date by any party in or in connection with the conduct of the MWW Business (provided Eastside shall have equal rights with respect to indemnity and the right to be defended to the extent practical and appropriate) or, to the extent any claim is made against MWW or any of its Subsidiaries, the Eastside Business, and which injuries, losses, liabilities, damages and expenses may arise out of insured or insurable occurrences or events under one or more of the Shared Policies provided, however, that nothing in this Section 8.1 shall be deemed to constitute (or to reflect) the assignment of the Shared Policies, or any of them, to MWW; and (b) the MWW Policies.

8.2              POST-TRANSFER DATE CLAIMS. If, subsequent to the Transfer Date, any Person shall assert a claim against MWW or any MWW Subsidiary with respect to any injury, loss, liability, damage or expense incurred or claimed to have been incurred on or prior to the Transfer Date in or in connection with the Share Transfer or the conduct of the MWW Business or, to the extent any claim is made against MWW or any of its Subsidiaries, the Eastside Business, and which injury, loss, liability, damage or expense may arise out of insured or insurable occurrences or events under one or more of the Shared Policies, Eastside shall at the time such claim is asserted (except to the extent inconsistent with Section 8.1) be deemed to assign, without need of further documentation, to MWW any and all rights of an insured party under the applicable Shared Policy with respect to such asserted claim, specifically including rights of indemnity and the right to be defended by or at the expense of the insurer, provided, however, that nothing in this Section 8.2 shall be deemed to constitute (or to reflect) the assignment of the Shared Policies, or any of them, to MWW.

ARTICLE 9

ARBITRATION; DISPUTE RESOLUTION

9.1              DISPUTES. Eastside and MWW recognize that disputes as to certain matters may from time to time arise during the effectiveness of this Agreement and/or the Ancillary Agreements (collectively with this Agreement, the “MWW Agreements”), which relate to either party’s rights and/or obligations hereunder or thereunder. It is the objective of the parties to establish procedures to facilitate the resolution of disputes arising under any of the MWW Agreements in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the parties agree to follow the procedures set forth in this Article 9 if and when a dispute arises under any of the MWW Agreements. In the event of a dispute between the parties, any party may, by written notice to the other, have such dispute referred to their respective chief executive officers for attempted resolution by good faith negotiations within fourteen (14) days after such notice is received. In the event the chief executive officers are not able to resolve such dispute, either party may at any time after the fourteen (14) day period seek to resolve the dispute through the other means provided in Section 9.2.

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9.2              ALTERNATIVE DISPUTE RESOLUTION. Any dispute, controversy or claim arising out of or relating to any of the MWW Agreements, including, without limitation, disputes relating to alleged breach or to termination of any of such agreements, shall be settled by binding Alternative Dispute Resolution (“ADR”) in the manner described below. If a party intends to begin an ADR to resolve a dispute, such party shall provide written notice (the “ADR Request”) to the other party informing such other party of such intention and the issues to be resolved. Within fifteen (15) business days after receipt of the ADR Request, the other party may, by written notice to counsel for the party initiating ADR, add additional issues to be resolved.

9.3              ARBITRATION PROCEDURE. The ADR shall be conducted pursuant to the Commercial Arbitration Rules of the American Arbitration Association for Large, Complex Cases then in effect. Notwithstanding those rules, the following provisions shall apply to the ADR hereunder.

(a)                ARBITRATOR. The arbitration shall be carried out by a single arbitrator, who shall be a retired United States judge or justice or magistrate and shall be selected by the parties within thirty (30) days of receipt of the ADR request in accordance with the procedure described below.

(i)                 The parties shall select an arbitrator as described in subsection (ii) below, which arbitrator may but need not be selected from a list of arbitrators such as the CPR Panel of Distinguished Neutrals of the Center for Public Resources, subject to: (1) his/her availability and willingness to serve, (2) his/her availability to commence the arbitration within a reasonable period of time, (3) his/her agreement to charge fees and expenses that are reasonable under the circumstances, and (4) his/her commitment to render his/her award within the time periods provided in this Article 9.

(ii)               Each party will exchange a list of ten (10) qualified arbitrators and in the event that both parties agree to a single common name that person shall be the arbitrator. In submitting the ten names, each party shall prioritize from one to ten the persons on their respective lists. In the event that there is more than one common name on the parties’ lists, the person having the lowest combined priority number shall be the selected arbitrator. The combined priority number shall be the sum of the order numbers assigned to that person by the parties. Thus, if one person was MWW’s number two priority and Eastside’s number three priority, and another person was MWW’s number two priority and Eastside’s number four priority, the former would be appointed. If more than one person has the lowest combined priority number, the person for whom there is less difference between the order numbers assigned by the parties shall be appointed. Thus, if one person was MWW’s number one priority and Eastside’s number four priority, and another person was MWW’s number two priority and Eastside’s number three priority, the latter person would be appointed. If this method does not produce a sole arbitrator or if there are no common names, the parties shall alternatively strike from the combined list until one name remains, which shall be the selected arbitrator. The party to strike first shall be determined by the toss of a coin.

(iii)             In the event the arbitrator is unable to meet the requirements set forth in subsection (a) above, then, in the event the first selected arbitrator was common to both lists and there was more than one common name on the parties’ lists, the arbitrator having the next lowest combined priority number who is able and willing to serve pursuant to these requirements shall be selected. If there is no such individual, then the parties shall use the alternate strike method set forth above. In the event an arbitrator selected by the alternate strike methodology is unable or

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unwilling to serve consistent with the requirements set forth above, then the alternate striking procedure shall be retraced in reverse order until an arbitrator is selected.

The arbitrator shall be neutral, disinterested, impartial, and independent of the parties and others having any known interest in the outcome, and shall abide by the AAA/ABA Code of Ethics for Arbitrators in Commercial Disputes. There shall be no ex parte communications with the arbitrator either before or during the arbitration, relating to the dispute or issues involved in the dispute or the arbitrator’s views on any such issue.

(b)               INTERIM REVIEW. Either party may apply to any court having jurisdiction hereof and seek preliminary injunctive relief until such time as the arbitration award is rendered or the controversy is otherwise resolved.

(c)                LOCATION. Any arbitration under Section 9.2 shall be conducted in Los Angeles, California.

(d)               DISCOVERY PROCEEDINGS AND HEARINGS. The parties shall have the right to undertake such limited discovery as is expressly authorized by the arbitrator upon a determination that such discovery is reasonably necessary to enable the requesting party to prepare and present its claims and/or defenses at the hearing. Discovery shall be conducted pursuant to Rules 26-37 of the Federal Rules of Civil Procedure (with references to “court” in those Rules being considered references to the “arbitrator”) except as they may be modified by the arbitrator. In addition:

(i)              The arbitrator will determine the specific location within the State of California, County of Orange, and the date and time of the arbitration hearing, which will commence no later than ninety (90) days after the date of the appointment of the arbitrator. The arbitrator will provide reasonable notice of the hearing date and time.

(ii)            The arbitrator will ordinarily conduct the arbitration hearing in the manner set forth in this Section 9.3 except that the Federal Rules of Evidence shall apply. The arbitrator shall render its decision in writing. If the AAA rules and the rules of this subsection (d) conflict in any manner, the rules of this subsection (d) shall prevail. The arbitrator must hold an oral hearing, but may impose reasonable time limits on each phase of the proceeding and may limit testimony to exclude evidence that would be immaterial or unduly repetitive, provided that all parties are afforded the opportunity to present material and relevant evidence and that each party is given at least an approximately equal amount of time for presentation of its case.

(iii)             The arbitrator will require witnesses to testify under oath if requested by any party.

(iv)             Any party desiring a stenographic record may secure a court reporter to attend the proceedings.

(v)               The arbitrator will determine the order of proof, which will generally be similar to that of a court trial, including opening and closing statements.

(vi)             When the arbitrator determines that all relevant and material evidence and arguments have been presented, the arbitrator will declare the hearing closed. The arbitrator may defer the closing of the hearing for up to ten (10) days to permit the parties to submit post-hearing briefs and or to make closing arguments, as the arbitrator deems appropriate, before rendering an award.

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(vii)           The arbitrator will render the award and its decisions within thirty (30) days after the date of the closing of the hearing or, if an arbitration hearing has been waived, within thirty (30) days after the date of the arbitrator’s receiving all materials specified by the parties. The decision and award of the arbitrator will constitute the arbitration award and will be binding on the parties.

(viii)         The arbitrator shall, in rendering its decision and award, apply the substantive law of the State of California, without regard to its conflict of laws provisions, except that the interpretation of and enforcement of this Article shall be governed by the Federal Arbitration Act. The costs of the winning party and its reasonable attorneys fees shall be paid by the losing party, which shall be designated by the arbitrator. If the arbitrator is unable to designate a losing party, it shall so state and each party shall bear its own costs and attorneys fees.

(e)                AWARD. The arbitrator is empowered to award any remedy allowed by law, including money damages, prejudgment interest and attorneys’ fees, and to grant final, complete, interim, or interlocutory relief, including injunctive relief. Notwithstanding the foregoing, punitive or multiple damages may not be awarded. Judgment upon any arbitration award hereunder may be entered and enforced in any court having jurisdiction thereof.

(f)                ARBITRATION FEES. The fees of the arbitrator shall be split equally between the parties.

9.4              CONFIDENTIALITY. The ADR proceeding shall be confidential and the arbitrator shall issue appropriate protective orders to safeguard each party’s confidential Information. Except as required by law, no party shall make (or instruct the arbitrator to make) any public announcement with respect to the proceedings or decision of the arbitrator without prior written consent of each other party. The existence of any dispute submitted to ADR, and the award, shall be kept in confidence by the parties and the arbitrator, except as required in connection with the enforcement of such award or as otherwise required by applicable law.

ARTICLE 10

FURTHER ASSURANCES

10.1          FURTHER ASSURANCES.

(a)                In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto shall use its commercially reasonable efforts, prior to, on and after the Transfer Date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b)               Without limiting the foregoing, prior to, on and after the Transfer Date, each party hereto shall cooperate with the other parties, and without any further consideration, but at the expense of the requesting party, to execute and deliver, or use its commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all consents, approvals or authorizations of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument (including any Consents or Governmental Approvals), and to take all such other actions as such party may reasonably be

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requested to take by any other party hereto from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the transfers of the MWW Assets and the assignment and assumption of the MWW Liabilities and the other transactions contemplated hereby and thereby

(c)                Eastside and MWW, and each of the members of their respective Groups, waive (and agree not to assert against any of the others) any claim or demand that any of them may have against any of the others for any Liabilities or other claims relating to or arising out of: (i) the failure of MWW or any member of the MWW Group, on the one hand, or of Eastside or any member of the Eastside Group, on the other hand, to provide any notification or disclosure required under any state Environmental Law in connection with the Separation or the other transactions contemplated by this Agreement, including the transfer by any member of any Group to any member of any other Group of ownership or operational control of any Assets not previously owned or operated by such transferee; or (ii) any inadequate, incorrect or incomplete notification or disclosure under any such state Environmental Law by the applicable transferor. To the extent any Liability to any Governmental Authority or any third Person arises out of any action or inaction described in clause (i) or (ii) above, the transferee of the applicable Asset hereby assumes and agrees to pay any such Liability.

ARTICLE 11

TERMINATION

11.1          TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated at any time prior to the Transfer Date by the mutual consent of Eastside and MWW and upon such termination neither party shall have any Liability or further obligation to the other party. The previsions hereof shall remain in full force and effect and shall survive the Transfer Date, including without limitation the indemnification provisions set forth in Article 4, and the covenants and other agreements of the parties set forth in Article 5, except to the extent otherwise agreed by the parties in writing.

ARTICLE 12

MISCELLANEOUS

12.1 COUNTERPARTS; ENTIRE AGREEMENT.

(a)                This Agreement and each Ancillary Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

(b)               This Agreement, and the Ancillary Agreements and the exhibits, schedules and appendices hereto and thereto contain the entire agreement between the parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the parties other than those set forth or referred to herein or therein.

12.2          GOVERNING LAW. This Agreement, except as expressly provided herein, and, unless expressly provided therein, each Ancillary Agreement, shall be governed by and construed and interpreted in accordance with the laws of the State of California, irrespective of the choice of laws principles of the State of California as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies.

12.3          ASSIGNABILITY. Except as set forth in any Ancillary Agreement, this Agreement and each Ancillary Agreement shall be binding upon and inure to the benefit of the parties hereto and thereto,

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respectively, and their respective successors and assigns; provided, however, that no party hereto or thereto may assign its respective rights or delegate its respective obligations under this Agreement or any Ancillary Agreement without the express prior written consent of the other parties hereto or thereto.

12.4          THIRD PARTY BENEFICIARIES. Except for the indemnification rights under this Agreement of any Eastside Indemnitee or MWW Indemnitee in their respective capacities as such, (a) the provisions of this Agreement and each Ancillary Agreement are solely for the benefit of the parties and are not intended to confer upon any Person except the parties any rights or remedies hereunder, and (b) there are no third party beneficiaries of this Agreement or any Ancillary Agreement and neither this Agreement nor any Ancillary Agreement shall provide any third person with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement or any Ancillary Agreement.

12.5          NOTICES. All notices or other communications under this Agreement or any Ancillary Agreement shall be in writing and shall be deemed to be duly given when (a) delivered in person or (b) deposited in the United States mail or private express mail, postage prepaid, addressed as follows:

If to Eastside, to:	Eastside Distilling, Inc. 1805 SE Martin Luther King Jr. Blvd. Portland, Oregon 97214 Attention: President

If to MWW, to: or Williams	Michael Williams Web Design, Inc. 1 Union Square West, Suite 902 New York, NY 10003 Attention: Michael Williams

Either party may, by notice to the other party, change the address to which such notices are to be given.

12.6          SEVERABILITY. If any provision of this Agreement or any Ancillary Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby or thereby, as the case may be, is not affected in any manner adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the parties.

12.7          PUBLICITY. Prior to the Share Transfer, each of MWW and Eastside shall consult with each other prior to issuing any press releases or otherwise making public statements with respect to the Share Transfer or any of the other transactions contemplated hereby and prior to making any filings with any Governmental Authority with respect thereto.

12.8          EXPENSES. Except as expressly set forth in this Agreement or in any Ancillary Agreement, whether or not the Share Transfer is consummated, all third party fees, costs and expenses paid or incurred in connection with the Share Transfer will be paid by Eastside.

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12.9          HEADINGS. The article, section and paragraph headings contained in this Agreement and in the Ancillary Agreements are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or any Ancillary Agreement.

12.10      SURVIVAL OF COVENANTS. Except as expressly set forth in any Ancillary Agreement, the covenants, representations and warranties contained in this Agreement and each Ancillary Agreement, and liability for the breach of any obligations contained herein, shall survive each of the Separation and the Share Transfer.

12.11      WAIVERS OF DEFAULT. Waiver by any party of any default by the other party of any provision of this Agreement or any Ancillary Agreement shall not be deemed a waiver by the waiving party of any subsequent or other default, nor shall it prejudice the rights of the other party.

12.12      SPECIFIC PERFORMANCE. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Ancillary Agreement, the party or parties who are or are to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement or such Ancillary Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived.

12.13      AMENDMENTS.

(a)                This Agreement and all Ancillary Agreements except to the extent as may otherwise be set forth therein, may be amended by the written agreement of Eastside and MWW. No provisions of this Agreement or any Ancillary Agreement shall be deemed waived, amended, supplemented or modified by any party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the party against whom it is sought to enforce such waiver, amendment, supplement or modification.

(b)               Without limiting the foregoing, the parties anticipate that, prior to the Transfer Date, some or all of the Schedules to this Agreement may be amended or supplemented and, in such event, such amended or supplemented Schedules shall be attached hereto in lieu of the original Schedules.

12.14      INTERPRETATION. Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires. The terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement (or the applicable Ancillary Agreement) as a whole (including all of the schedules, exhibits and appendices hereto and thereto) and not to any particular provision of this Agreement (or such Ancillary Agreement). Article, Section, Exhibit, Schedule and Appendix references are to the Articles, Sections, Exhibits, Schedules and Appendices to this Agreement (or the applicable Ancillary Agreement) unless otherwise specified. The word “including” and words of similar import when used in this Agreement (or the applicable Ancillary Agreement) shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified. The word “or” shall not be exclusive.

12.15      LEGAL COUNSEL. Eastside has utilized the services of Indeglia & Carney LLP as legal counsel to Eastside and MWW in connection with the Share Transfer, the preparation of this Agreement and the other MWW Agreements and the transactions contemplated hereby and thereby

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Indeglia & Carney LLP has not been engaged to protect or represent the independent interests of either Eastside or MWW with respect to the preparation of this Agreement, any other Agreement or the transactions contemplated hereby or thereby. Eastside and MWW have carefully considered the foregoing and hereby approves Indeglia & Carney LLP’s representation of Eastside and MWW; and that such legal fees shall be borne by Eastside.

Eastside and MWW further:

(a)                acknowledges that actual or potential conflicts of interest exist between Eastside and MWW, that their interests will not be represented by independent legal counsel unless Eastside and MWW engages separate counsel on its own behalf, and that they have been afforded the opportunity to engage and seek the advice of its own legal counsel before entering into this Agreement; and (b) agree that, in the event of any disputes between MWW and Eastside, Indeglia & Carney LLP will not represent Eastside or MWW.

(Balance of Page Intentionally Left Blank)

SIGNATURE PAGE TO FOLLOW

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IN WITNESS WHEREOF, the parties have caused this Separation and Share Transfer Agreement to be executed by their duly authorized representatives.

EASTSIDE DISTILLING, INC.

By:/s/ Steven Earles

Name: Steven Earles

Title: President and Chief Executive Officer

MICHAEL WILLIAMS WEB DESIGN, INC.

By: /s/ Michael Williams

Name: Michael Williams

Title: President

/s/ Michael Williams Michael Williams, an individual

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SCHEDULE 2.3—MWW LIABILITIES

Account	Type	Balance Total
Citibank #8886	Credit Card	4,730.12
Chase	Credit Card	20,473.02
First Community Visa 1157	Credit Card	914.31
Fidelity Visa #6527	Credit Card	11,580.72
MWW, Inc Mastercard-HSBC#6379	Credit Card	635.18
MWW, Inc Mastercard - HSBC#6361	Credit Card	681.19
Due to Michael William	Other Current Liability	7,519.52

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